Exhibit 10.36

[SEARS HOLDINGS LETTERHEAD]

August 4, 2008

Mr. Stuart C. Reed

[Address Omitted]

Dear Stuart,

We are pleased to extend to you our offer to join Sears Holdings Corporation (SHC) as SVP and President – Home Services, reporting to the Board of Directors for Homes Services. Your start date will be August 25, 2008. This letter serves as confirmation of our offer. This offer is subject to the approval of the Compensation Committee (“Compensation Committee”) of SHC’s Board of Directors.

The key elements of your compensation package are as follows:

•	Annual base salary at a rate of $600,000.

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Annual target incentive opportunity of 75% of your base salary. Your 2008 incentive will be prorated from your start date through January 31, 2009, the last day of the Company’s 2008 fiscal year. The annual incentive for each plan year will be payable by April 15 of the following year, provided that you are actively employed at the payment date.

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Participation in the Sears Holdings Corporation 2008 Long-Term Incentive Program (“2008 LTIP”) at 150% of your base salary. Payout under the 2008 LTIP will be linked to 100% Sears Holdings EBITDA. Your target award will be prorated based on the date during the performance period that you become a participant (i.e., date of hire). Further details regarding your 2008 LTIP will be provided to you following your hire date.

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You will receive a grant of restricted stock valued at $350,000 under the Sears Holdings 2006 Stock Plan. The number of restricted shares granted will be determined using the market closing price of Sears Holdings shares on the grant date. The grant date will be the first business day of the month following the later of (a) the date upon which we receive both your executed Executive Agreement (see below) and the approval of the Compensation Committee or (b) your date of hire. The restricted shares granted will be scheduled to vest in full on the third anniversary of the grant date. Your restricted stock grant is contingent upon you signing the Executive Severance Agreement (referred to below).

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You will receive a one-time sign-on bonus of $200,000 (gross), payable within thirty (30) days after your start date. You will be required to repay this amount to the company in the event you voluntarily terminate your employment with SHC or are terminated by SHC for Cause (as defined in the Executive Severance Agreement you will be asked to sign as noted in the paragraph below) within twenty four (24) months of your date of hire.

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You will be asked to sign an Executive Severance Agreement. If you are involuntarily terminated from Sears for any reason other than as provided in the Executive Severance Agreement, you will receive one (1) year of salary continuation, equal to your annual base salary, plus, if you have been actively employed for at least one (1) year at the time of your termination, your target annual bonus, subject to mitigation. The amount of salary continuation payable will be based on your rate of annual base pay and target annual bonus at the time of your termination. Under the Executive Severance Agreement, you will agree not to disclose confidential information and not to solicit employees. You will also agree not to aid, assist or render services for any ‘Sears Competitor’ (as defined in the agreement) for one (1) year following termination of employment. As noted above, the restricted stock grant is conditioned upon you signing this agreement.

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You are eligible to receive four (4) weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six (6) paid National Holidays each year. You will be eligible for up to four (4) Personal Days per year, after completing six (6) months of service.

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You will be eligible to participate in all retirement and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

•	This offer is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test.

Stuart, we are looking forward to you joining Sears Holdings. We are excited about the important contributions you will make to the company. I look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with the signed Executive Severance Agreement.

Sincerely,

/s/ William R. Harker
William R. Harker

Accepted:

/s/ Stuart C. Reed	8/4/08
Stuart C. Reed	Date